Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

CPI Aerostructures, Inc. (“CPI Aero”) and Air Industries Group (“Air”) enter into this Settlement Agreement and Release (“Agreement”) as of December 23, 2020. This Agreement sometimes refers to CPI Aero and Air collectively as the “Parties,” and sometimes separately as a “Party.”

RECITALS

WHEREAS:

(a) CPI Aero and Air entered into a Stock Purchase Agreement dated as of March 21, 2018 (” SPA”).

(b) A dispute arose between the Parties, and CPI Aero filed an action in the Supreme Court of the State of New York, County of New York, titled CPI Aerostructures, Inc., plaintiff, against Air Industries Group, Welding Metallurgy, Inc., and Compac Development Corp., defendants, Index No. 653397/2018 (the “Action”).

(c) The Parties signed several stipulations in the Action that the Court so ordered.

(d) The Parties closed under the SPA on December 20, 2018.

(e) A dispute subsequently arose regarding a post-closing purchase price adjustment that CPI Aero requested pursuant to the SPA (“Purchase Price Adjustment” or “Dispute”).

(f) Pursuant to the SPA, the Parties presented the Dispute to an expert accountant who issued a report (“Expert Report”) in which the expert found a purchase price adjustment should be made in favor of CPI Aero.

(g) CPI Aero filed a motion to confirm the Expert Report, and Air filed a cross-motion to vacate the Report.

(h) The Court dismissed the motion and cross-motion without prejudice on procedural grounds.

(i) Continental Stock Transfer & Trust Company as escrow agent (“Continental”), pursuant to agreement with CPI Aero and Air, made as of December 20, 2018, agreed to:

(i) hold in escrow two million dollars (“Escrow Amount”) that on December 20, 2018 CPI Aero delivered to Continental on ‘closing under the SPA; and

(ii) release to CPI Aero on October 10, 2019 the sum of $619,316.

(j) Continental currently holds a $1,380,684 sum in escrow.

WHEREAS, the Parties wish to resolve the Purchase Price Adjustment Dispute without recourse to further litigation,

NOW, THEREFORE, in consideration of ten ($10) dollars and other good and valuable consideration, the receipt and legal sufficiency of which each of the undersigned hereby acknowledges, the Parties agree as follows:

TERMS OF AGREEMENT

1. Payment and Payment Instruction. The Parties:

1.1 Agree that Continental shall release from escrow, and pay to CPI Aero, the sum of $1,380,684 Continental holds in escrow as the balance of the Escrow Amount.

1.2 Are signing a joint escrow release instruction in the form of Exhibit 1 (the “Joint Instruction”) directing Continental to pay the $1,380,684 amount to CPI Aero.

1.3 Will present the Joint Instruction in the form of Exhibit 1 to CPI Aero counsel for delivery to Continental as soon as this Agreement has been executed and delivered by each of the Parties.

2 Releases.

2.1 Release Given by Air.

2.1.1 For (i) itself, its parents, subsidiaries, and successors, and (ii) its and their respective officers, directors, attorneys, and assigns (each, together with Air, a member of the “Air Group”), Air hereby agrees that, for good and valuable consideration the receipt and legal sufficiency of which it hereby acknowledges, Air is executing and delivering this Agreement (including, without limitation, the Release recited in this Section 2.1.1 and in Sections 2.1.2 and 2.1.3). The release given by Air in Section 2.1.2 below will become effective in accordance with its terms upon Continental delivering the $1,380,684 balance of the Escrow Amount to CPI Aero on or before December 31, 2020 without offset or deduction, time being of the essence.

2.1.2 In regard to (i) the Dispute, (ii) any and all claims which could have been asserted against each and any Air Group Releasee arising directly or indirectly from any allegation that the dollar amount of the inventory of Welding Metallurgy, Inc. and Compac Development Corp., on a consolidated basis, as of the closing date of the SPA was not the amount proposed by Air in the statement of the Estimated Closing Working Capital delivered by Air in contemplation of the Closing, (iii) sums currently or heretofore held in escrow by Continental, and (iv) payment of such sums to CPI Aero in satisfaction of the Purchase Price Adjustment (“Scope of Release”), in its own behalf and in behalf of each member of the Air Group (collectively with Air, the “Air Releasor Group”) Air absolutely, unconditionally, fully, and forever releases, acquits, and discharges (a) CPI Aero, (b) its successors and assigns, and (c) its and their respective attorneys, officers, directors, and their respective heirs, executors, administrators, representatives, successors, and assigns (each of the foregoing individually a “CPI Aero Releasee” and, collectively, the “CPI Aero Releasees”) from any and all claims, contentions, demands, disputes, controversies, suits, rights, causes of action, promises, agreements, attorneys’ fees and expenses, assessments, debts, sums of money, damages, indemnification claims, third-party claims or enforcement actions, contracts, judgments, obligations, and liabilities whatsoever, upon any legal, statutory or equitable theory, whether known or unknown, whether direct, consequential, or incidental (for purposes of this Release, all of the foregoing sometimes referred to as “claims”) that come within the Scope of Release and that Air or any member of the Air Releasor Group now has or ever has had against each and any CPI Aero Releasee from the beginning of the world to the date of execution and delivery of this Agreement.

2.1.3 The release recited in Sections 2.1.1, 2.1.2, and 2.1.3 encompasses any claim by Air or any other member of the Air Group that a CPI Aero Releasee has made a statement or representation, beyond those recited in this Agreement, whether oral or written, to induce Air to enter into this Agreement.

2.2 Conditions of Release Given by CPI Aero.

2.2.1 The release given by CPI Aero and recited in Section 2.3 below will become effective in accordance with its terms upon: (a) Continental delivering the $1,380,684 balance of the Escrow Amount to CPI Aero on or before December 31, 2020 without offset or deduction, time being of the essence, and (b) the passing of a one hundred (100) day period (the “100-Day Period”) commencing on the date CPI Aero and Air both execute and deliver this Agreement as required by its terms during which Air (i) does not file a voluntary bankruptcy or insolvency proceeding, (ii) does not cooperate with creditors who file an involuntary petition against Air during the 100-Day Period and (iii) actively opposes any such involuntary petition (the actions identified in subparagraphs [i], [ii] and [iii], constituting “Actions Within Air’s Control”). Unless Air fails to comply with and take the Actions Within Air’s Control, CPI Aero will not commence an action or proceeding against Air during the 100-Day Period. If Air does not perform the Actions Within Air’s Control, the Purchase Price Adjustment Dispute shall be deemed to have been resolved with a $3,526,554 sum plus pre-judgment interest then due from Air to CPI Aero (the “Full Purchase Price Adjustment Amount”), and Air will receive a credit against the Full Purchase Price Adjustment Amount to the extent of any portion of the $1,380,684 balance of the Escrow Amount CPI Aero receives and retains.

2.3 Release Given by CPI Aero.

2.3.1 Subject to the conditions of Section 2.2, CPI Aero for (i) itself, its parents, subsidiaries, and successors, and (ii) its and their respective officers, directors, attorneys, and assigns (each a member of the “CPI Aero Group”) hereby agrees that, for good and valuable consideration the receipt and legal sufficiency of which it hereby acknowledges, CPI Aero is executing and delivering this Agreement including, without limitation, the release recited in this Section 2.3.1 and in Sections 2.3.2 and 2.3.3.

2.3.2 In its own behalf and in behalf of each member of the CPI Aero Group (collectively with CPI Aero, the “CPI Aero Releasor Group”) CPI Aero absolutely, unconditionally, fully, and forever, releases, acquits, and discharges (a) Air, (b) its successors and assigns, and (c) its and their respective attorneys, officers, directors, and their respective heirs, executors, administrators, representatives, successors, and assigns (each of the foregoing individually an “Air Group Releasee” and, collectively, the “Air Group Releasees”) from any and all claims, contentions, demands, disputes, controversies, suits, rights, causes of action, promises, agreements, attorneys’ fees and expenses, assessments, debts, sums of money, damages, indemnification claims, third-party claims or enforcement actions, contracts, judgments, obligations, and liabilities whatsoever, upon any legal, statutory or equitable theory, whether known or unknown, whether direct, consequential, or incidental (for purposes of this Release, all of the foregoing sometimes referred to as “claims”) that come within the Scope of Release and that CPI Aero or any member of the CPI Aero Releasor Group now has or ever has had against each and any Air Group Releasee, from the beginning of the world to the date of execution and delivery of this Agreement.

2.4 For the avoidance of doubt, the releases given pursuant to this Agreement do not include any claims arising under the SPA that do not come within the Scope of Releases given by Air and CPI Aero, respectively.

3. Announcement. The parties shall cooperate as to the timing of a public announcement announcing this Agreement, which will be released concurrently by the parties no sooner than 4:00 p.m. on the date this Agreement is fully executed in the presence of notaries public and no later than two business days after the date hereof. The agreed forms of such announcements for the respective parties are attached hereto as an Exhibits 3.1 and 3.2. The Current Report on Form 8-K filed in respect of such announcement by each party shall do no more than report the release of such announcement. Unless required by applicable law or stock exchange requirements (based on reasonable advice of counsel) the parties shall not make any public announcements (including disclosures in Securities and Exchange Commission filings) with respect to this Agreement that differ materially from the form of announcement attached hereto.

4. No Admission of Liability; Inadmissibility. The Parties acknowledge they are entering into this Agreement to settle all matters coming within the Scope of the Releases Given by CPI Aero and Air, respectively. No provision in this Agreement constitutes an admission of breach, liability, or wrongdoing. This Agreement may be introduced as required to enforce its provisions and to demonstrate the Scope of the Releases given herein.

5. Notices. All notices, requests, demands, or other communications required or permitted in connection with this Agreement shall be in writing and sent both by email and by nationally recognized overnight express courier service to the receiving Party at the addresses identified below, or to such substitute addresses in the United States as a respective Party may designate by like notice:

If to CPI Aero, to:

CPI Aerostructures, Inc.

91 Heartland Boulevard

Edgewood, NY 11717

Attn: Chief Executive Officer/President

Email address: dmmccrosson@cpiaero.com

with a mandatory copy that itself shall not constitute notice, to:

Graubard Miller

405 Lexington Avenue, 11th Floor

New York, New York 10174-1100

Attn: Lawrence Bernfeld, Esq., Paul Lucido, Esq., and Docket Clerk

Email addresses: lbernfeld@graubard.com, plucido@graubard.com, and

docketing@graubard.com

If to Air, to:

Air Industries Group

1460 Fifth Avenue

Bay Shore, New York 11706-4147

Attn: Chief Executive Officer/President

Email address: lou.melluzo@airindustriesgroup.com

with a mandatory copy that itself shall not constitute notice, to:

Mandelbaum Salsburg, P.C.

3 Becker Farm Road, Suite 105

Roseland, New Jersey 07068

Attn: Michael F. Bevacqua, Jr., Esq. and Vincent J. McGill, Esq.

Email address: mbevacqua@lawfirm.ms and vmcgill@lawfinn.ms

6. Representations.

6.1 Air represents its Board of Directors (a) has authorized (i) the execution of this Agreement and the Exhibit 1 Joint Instruction and (ii) delivery of the signed documents to CPI Aero, and (b) has approved of CPI Aero’s delivery of the Joint Instruction to Continental.

6.2 CPI Aero represents its Board of Directors has authorized CPI Aero (i) to execute this Agreement and deliver it to Air and (ii) to deliver a fully executed Exhibit 1 to Continental when CPI Aero receives the Joint Instruction executed by Air.

6.3 Each individual when signs this Agreement and Joint Instruction on behalf of a Party represents in his or her individual capacity that he or she is duly authorized to execute and deliver such documents, and to bind the indicated Party and each member of such Party’s Releasor Group to the terms and conditions of (i) this Agreement and Joint Instruction and (ii) the Release within this Agreement that such Party gives in its own behalf and in behalf of its Releasor Group.

6.4 Each Party represents that neither such Party nor any member of such Party’s Releasor Group has transferred, assigned or hypothecated to any third party any right or claim that this Agreement releases.

6.5 Each Party represents that such Party and each member of the Releasor Group of such Party is the sole legal and equitable owner of any claim such Party, in its own behalf and in behalf of such Party’s Releasor Group, is releasing pursuant to this Agreement.

7. Waiver; Etc. A waiver or failure of a Party on one or more occasions to exercise a right recited in this Agreement shall not be deemed an election of remedies, or a waiver of such right, or of any other right on any other occasion.

8. Advice of Counsel. Each Party acknowledges it (i) has consulted with counsel before signing this Agreement, (ii) has read this Agreement before signing, and (iii) fully under-stands the contents of this Agreement (including, without limitation, the representations, warranties, releases, and covenants contained herein).

9. Construction. Each Party acknowledges it has participated through counsel in drafting, reviewing, and editing this Agreement. No presumption for or against a Party with respect to this Agreement shall be applied in any action or proceeding. No reference for any purpose shall be made to any prior or unexecuted draft or version of this Agreement. This Agreement has been mutually drafted and shall be construed accordingly.

10. Enforceability. The Parties acknowledge this Agreement is final and binding. The Parties agree not to challenge the enforceability of this Agreement.

11. Governing Law. This Agreement shall be governed by and construed and inter-preted in accordance with the internal laws of the State of New York, notwithstanding any provision of any doctrine of conflicts of law.

12. Waiver of Trial by Jury. Each Party hereby waives trial by jury in any action or proceeding between or among them.

13. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe provisions of this Agreement.

14. Entire Agreement; Amendment. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof, and supersedes and cancels all prior or concurrent oral agreements as well as any prior written agreement regarding such subject matter. For the avoidance of doubt, this Agreement does not supersede or cancel any post-closing obligations of a Party under the SPA other than those that come with the Scope of Release Given by the respective Parties. Neither this Agreement nor any provision hereof may be modified, altered, amended, or waived except pursuant to written instrument that such Party by a duly authorized signatory executes and has duly acknowledged.

15. Venue; Etc. This Agreement has been negotiated in whole or in part in the Borough of Manhattan, City and State of New York. To induce CPI Aero to enter into this Agreement, Air in its own behalf and in behalf of each member of the Air Releasor Group joins with CPI Aero in acknowledging and agreeing that the exclusive venue for any dispute arising out of or relating to this Agreement shall be the Supreme Court of the State of New York in and for the County of New York. The Parties acknowledge and agree that New York County shall be the sole and exclusive venue for resolution of disputes. In the event of an action to enforce a right or obligation of a signatory to this Agreement, the prevailing party shall be entitled to payment by the other party of the prevailing party’s reasonable attorneys’ fees and disbursements incurred in prosecuting or defending against such action.

16. Use of PDFs, Etc. The Parties agree that this Agreement may be executed and delivered by transmitting a pdf made from an original signed and duly acknowledged document. Such transmission will be sent through the respective counsel for the signing Party to counsel for the other Party. The Agreement will be executed and delivered in counterparts that, together, will be deemed to constitute a fully executed document. When fully executed counterpart pdfs of this Agreement have been delivered, this Agreement shall be deemed binding as if it were a document containing original signatures. There shall be no agreement to settle any matter except to the extent recited in this Agreement, and only upon an exchange of fully executed and duly acknowledged counterparts of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agree-ment as of the date set forth on page one of this Agreement.

CPI AEROSTRUCTURES, INC.

By:	/s/ Doug McCrosson
	Name:	Douglas McCrosson
	Title:	Chief Executive Officer

Date: December 23, 2020

AIR INDUSTRIES GROUP

By:	/s/ Michael Recca
	Name:	Michael Recca
	Title:	Chief Financial Officer

Date: December 23, 2020

REMOTE ACKNOWLEDGMENTS

STATE OF NEW YORK	)
: ss.:
COUNTY OF	)

On the                  day of December in the year 2020, before me, the undersigned, a Notary Public in and for the State of New York, personally appeared DOUGLAS McCROSSON, by way of video teleconference in accordance with New York State Executive Order No. 202.7, issued March 19, 2020 and Executive Order 202.14 issued April 7, 2020 and Executive Order 202.28 issued May 7, 2020, personally known to me or who presented valid photo identification during the video teleconference to be the individual whose name is subscribed to the within instrument, and swore to me that he/she was physically present in the State of New York, and executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of whom the individual acted, executed the instrument, a legible copy of the signed instrument was transmitted to and received by me the same day it was signed.

Notary Public

STATE OF	)
: ss.:
COUNTY OF	)

On the           day of December in the year 2020, before me, the undersigned, a Notary Public in and for the State of New York, personally appeared MICHAEL RECCA, by way of video teleconference in accordance with New York State Executive Order No. 202.7, issued March 19, 2020 and Executive Order 202.14 issued April 7, 2020 and Executive Order 202.28 issued May 7, 2020, personally known to me or who presented valid photo identification during the video teleconference to be the individual whose name is subscribed to the within instrument, and swore to me that he/she was physically present in the State of New York, and executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of whom the individual acted, executed the instrument, a legible copy of the signed instrument was transmitted to and received by me the same day it was signed.

Notary Public

IN PERSON ACKNOWLEDGMENTS

STATE OF NEW YORK	)
: ss.:
COUNTY OF	)

On the         day of December in the year 2020, before me, the undersigned, personally appeared DOUGLAS McCROSSON, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
: ss.:
COUNTY OF	)

On the         day of December in the year 2020, before me, the undersigned, personally appeared MICHAEL RECCA, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

EXHIBIT 1

[Form of Joint Release Instruction to Continental Follows]

CPI AEROSTRUCTURES, INC.
AIR INDUSTRIES GROUP

December 23, 2020

BY EMAIL

Continental Stock Transfer

& Trust Company

1 State Street Plaza, 30th Floor

New York, New York 10004

Attn: Sharmin Carter

Email: scarter@continentalstock.com

Re:	Escrow Account No. 267-376355 - Joint Release Instruction

Dear Sirs and Madams:

Pursuant to that certain Escrow Agreement dated December 20, 2018 and amended as of October 7, 2019, by and between CPI Aerostructures, Inc. (“Buyer”), Air Industries Group (“Seller”), and Continental Stock Transfer & Trust Company, as Escrow Agent (the “Escrow Agreement”), Buyer and Seller hereby inform you that Buyer and Seller have agreed to release the entire $1,380,684 balance remaining in the above referenced Escrow Account. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Escrow Agreement.

You are hereby authorized and instructed to immediately pay $1,380,684 to Buyer from the Indemnification Escrow Fund (Escrow Account No. 267-376355).

Buyer’s wire instructions are as follows:

Bank:	Bank United
Address:	Miami Lakes, Florida (USA)
Account Name:	CPI Aerostructures Inc.
Routing #:	2670-9059-4
Account #	9853724601

Very truly yours,

CPI AEROSTRUCTURES, INC.

By:
Name:
Title:

AIR INDUSTRIES GROUP

By:
Name:
Title:

Exhibit 3.1

[CPI AERO Form of Press Release Follows]

CPI AEROSTRUCTURES AND AIR INDUSTRIES GROUP AGREE TO

SETTLE WORKING CAPITAL DISPUTE

Edgewood, N.Y., December xx, 2020 - CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) announced it has reached an agreement (“Settlement Agreement”) to resolve its post-closing working capital adjustment dispute with Air Industries Group (“Air Industries”) (NYSE American: AIRI) in exchange for payment of the $1,381,000 remaining in escrow to CPI Aero.

In December 2018, CPI Aero completed the acquisition of Welding Metallurgy, Inc. from Air Industries for a purchase price of $7.9 million subject to a potential post-closing working capital adjustment. Of the purchase price, $2 million was placed in escrow at closing. A dispute arose regarding the post-closing working capital adjustment which was presented to an expert accountant and subsequently became the subject of a motion filed by CPI Aero against Air Industries in the Supreme Court of the State of New York. CPI Aero sought a determination to enforce the expert’s report and, among other things, a judgment against Air Industries in the amount of approximately $4.1 million.

In October 2019, Air Industries and CPI Aero jointly authorized the release to CPI Aero of approximately $619,000 from escrow representing the value of certain undisputed post-closing working capital adjustment items. On October 1, 2020, the Court denied CPI Aero’s motion and Air Industries’ cross-motion on procedural grounds. The Court made its decision without prejudice and did not resolve the post-closing working capital dispute.

Under the terms of the Settlement Agreement, the parties are jointly authorizing the release of the $1,381,000 balance from escrow to CPI Aero.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems, primarily for national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2019 and Forms 10-Q for the three-month period ended March 31, 2020, and June 30, 2020.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Exhibit 3.2

[Air Industries Form of Press Release Follows]

AIR INDUSTRIES GROUP AND CPI AEROSTRUCTURES SETTLE
WORKING CAPITAL DISPUTE

Bay Shore, NY -- (Business Wire) – December , 2020 – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group (“Air Industries”) announced it has reached an agreement (“Settlement Agreement”) to resolve its post-closing working capital adjustment dispute with CPI Aerostructures, Inc. In a motion filed by CPI Aero against Air Industries in the Supreme Court of the State of New York arising out of the working capital dispute, CPI Aero sought, among other things, a judgment against Air Industries in the amount of approximately $4.1 million. The parties agreed to resolve the dispute by payment of the $1,381,000 remaining in escrow to CPI Aero.

Under the terms of the Settlement Agreement, the parties are jointly authorizing the release of the $1,381,000 balance from escrow to CPI Aero.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors.

Forward Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Adjusted EBITDA

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items.

This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contact Information

Air Industries Group

Investor Relations

631.968.5000

ir@airindustriesgroup.com